Exhibit 99.1

Southern Bank to Acquire First National Bank Branch in Cairo, IL

Southern Bank, headquartered in Poplar Bluff, Missouri, has announced that it has entered into a definitive agreement to acquire the Cairo, Illinois, branch of First National Bank, Oldham, South Dakota. The deal, which will eventually result in Southern Bank relocating their facility from its current location at 2800 Sycamore St. to the First National Bank location at 800 Washington Ave. in Cairo, is expected to be completed by the end of the year. Southern Bank views the acquisition and anticipated updates to the new facility as an expression of a further commitment to the Cairo community.

“We’re pleased,” says CEO Greg Steffens concerning the acquisition. “We’ve been serving Cairo for a number of years now and we are proud to be investing further in the community.”

Josh Joiner, Southern Bank’s Market Manager for Cairo added, “We think this is a great opportunity to move our operations to an improved facility and expand our service to the Cairo community.”

Southern Bank is well established in Missouri, Arkansas, and Illinois with 49 branches between the three states. In a world that is becoming more focused on online transactions, Southern Bank sees the value in both digital and in-person services. Voted the best small bank in Missouri by Newsweek in 2021, Southern Bank’s focus remains on the communities it serves. “We offer the security of an established bank with the local focus that grows community. We think that when people see the deposit account and loan options we offer, combined with the great service our team provides, they’ll be excited to be a part of the family,” says Steffens.

Until the transaction is completed and the First National Bank branch is integrated into Southern Bank’s systems, customers should continue to use their current bank branch as usual.

While the transition won’t happen until later this year, anyone interested in what Southern Bank has to offer can visit their website at www.bankwithsouthern.com. Communications with customers concerning the transition will be mailed in the coming weeks. Southern Bank expressed confidence in the transition. “We’ve been through the process before,” Steffens said. “We understand the concerns customers may have and we will communicate every step of the way.”

The acquisition will be subject to approval by regulatory bodies at the federal and state level.